UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5,  2015

BANKRATE, INC.

(Exact name of registrant specified in its charter)

Delaware	001-35206	65-0423422
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

477 Madison Avenue, Suite 430

New York, New York 10022

(Address of principal executive offices, zip code)

(917)  368-8600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry Into a Material Definitive Agreement

Equity Purchase Agreement

On November  5, 2015,  Bankrate, Inc., a Delaware corporation (the “Company”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with All Web Leads, Inc., a Delaware corporation (“AWL”), pursuant to which the Company has agreed to sell to AWL (i) all of the issued and outstanding capital stock of NetQuote Holdings, Inc., a Delaware corporation (“NetQuote”), and (ii) all of the issued and outstanding limited liability company interests of IQ Holdings, LLC, a Delaware limited liability company (“IQ Holdings” and together with NetQuote, the “Target Companies”) for an aggregate purchase price (the “Purchase Price”) of $165.0 million (collectively, the “Transaction”).

The Purchase Price to be paid by AWL will consist of (i) $140.0 million to be paid in cash at the closing of the Transaction and (ii) $25.0 million (the “Deferred Payment Amount”) to be paid on the second anniversary of the closing date, each of which is subject to net working capital and cash adjustments.  If AWL is unable to pay the Deferred Payment Amount in full on or before the second anniversary of the closing date as a result of restrictions under its credit agreement, AWL will pay the Company as much of the Deferred Payment Amount as is permitted under its credit agreement and deliver to the Company a subordinated promissory note in a principal amount equal to the unpaid portion of the Deferred Payment Amount, plus interest accrued at 8.0% per annum from the date of closing on such unpaid portion of the Deferred Payment Amount. Until the promissory note is repaid in full, it would accrue paid-in-kind interest at a rate of one-year LIBOR, plus 8.0% per annum.  The promissory note would mature on the date which is six months after the maturity date of AWL’s senior credit facility.  The Deferred Payment Amount and, if applicable, the principal and interest under the promissory note would accelerate after the occurrence of (a) a public offering of securities of AWL, (b)  certain change of control and other fundamental transactions with respect to AWL and (c) if restricted under the terms of its credit agreement, (1) the payment by AWL of any management fee, transaction fee or other fee or remuneration to Genstar Capital VI, L.P., an affiliate of AWL (the “Sponsor”), or any of its affiliates and (2) with certain exceptions, the payment by AWL of any dividend or distribution to, or the redemption or repurchase of any equity securities held by, or any loan of funds to, AWL’s direct or indirect equity holders.

The Purchase Agreement contains customary representations, warranties and covenants made by the Company and AWL, including, among others, covenants (i) requiring the Company to cause each of the Target Companies to conduct their business in the ordinary course consistent with past practice in all material respects and observe other restrictions on the operation of their business until the closing of the Transaction, (ii) restricting the Company and the Target Companies’ ability to solicit alternative transactions, (iii) requiring AWL to take the actions necessary to obtain equity and debt financing to fund the Transaction, and (iv) requiring the Company and AWL to cooperate in seeking to obtain any clearance required under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable antitrust laws. The Company and AWL have generally agreed to indemnify each other for breaches of these representations and warranties, subject to survival period limitations. The Company’s indemnification of AWL is also subject to a “tipping” mini-basket of $50,000, a deductible of $750,000, and a cap of $16.5 million.

The closing of the Transaction is subject to satisfaction or waiver of customary closing conditions, including, among others, (i) the execution and delivery by the Company and AWL of (a) a litigation support agreement, (b) a  restrictive covenant agreement and (c) a subordination agreement, each as of the closing date, (ii) subject to specified materiality standards, the accuracy of the representations and warranties of, and the performance of all covenants by, the parties, and (iii) the expiration or termination of applicable waiting periods under the HSR Act and any other applicable antitrust laws.

The Purchase Agreement contains certain termination rights for both the Company and AWL and further provides that, upon the termination of the Purchase Agreement, under certain circumstances, AWL may be required to pay the Company a termination fee of $8.5 million. The Sponsor has provided a limited guarantee of the payment of the termination fee.

The foregoing summary of the Purchase Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 8.01Other Events

On November 5, 2015,  the Company issued a press release announcing its entry into the Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit 2.1*Equity Purchase Agreement, dated as of November 5, 2015, by and between Bankrate, Inc. and All Web Leads, Inc.

Exhibit 99.1Press Release, dated November 5, 2015

*  Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKRATE, INC.

Dated: November 12, 2015By: /s/ James R. Gilmartin

Name:James R. Gilmartin

Title:SVP, General Counsel & Corporate Secretary